Exhibit 4
PMC-SIERRA, INC.
2008 EQUITY PLAN
(as Amended and Restated on February 9, 2012)
The following constitute the provisions of the PMC-Sierra, Inc. 2008 Equity Plan, as amended and restated on February 9, 2012, subject to and effective as of the approval by the Company’s stockholders at the Company’s 2012 Annual Meeting of Stockholders (the “Effective Date”):
1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide additional incentive to Employees, Consultants and Directors, and
•	to promote the success of the Company’s business.
2. Definitions. As used herein, the following definitions shall apply:
(a) “Administrator” means the particular entity, whether the Compensation Committee or other Committee which is authorized to administer the Plan in accordance with Section 5 with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.
(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award.
(d) “Awards” means Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Units, Dividend Equivalent Rights and Performance-Based Awards.
(e) “Board” means the Board of Directors of the Company.
(f) “Change of Control” means the occurrence of any of the following events:
(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50% ) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board or the Compensation Committee in accordance with Section 5 of the Plan.
(i) “Common Stock” means the Common Stock of the Company.
(j) “Compensation Committee” means the Compensation Committee of the Board. To the extent necessary and desirable, the Compensation Committee shall be composed entirely of individuals who meet the qualifications referred to in Section 162(m) of the Code and Rule 16b-3 under the Exchange Act.
(k) “Company” means PMC-Sierra, Inc., a Delaware corporation.
(l) “Consultant” means a consultant or independent contractor engaged by the Company or a Parent or Subsidiary to render services.
(m) “Continuous Status as an Employee, Consultant or Director” means that the employment, consulting or director relationship with the Company or any Parent or Subsidiary is not interrupted or terminated. For purposes of the Plan, a Participant shall be deemed to cease to be in Continuous Status as an Employee, Consultant or Director immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity. Continuous Status as an Employee, Consultant or Director shall not be considered interrupted in the case of: (i) any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave; provided, however, that if such leave exceeds three (3) months, then for purposes of determining the period within which an Incentive Stock Option may be exercised as such under the federal tax laws, the Employee’s employment shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period and the option will be treated for tax purposes as a Nonstatutory Stock Option unless the Employee is provided with the right to employment following such leave by written contract or statute; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor. Except to the extent required by law or expressly authorized by the Administrator or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence. Notwithstanding the foregoing, the Administrator may determine that other interruptions or terminations in the employment, consulting or director relationship with the Company or any Parent or Subsidiary not specified in this Section shall not constitute an interruption in the Continuous Status as an Employee, Consultant or Director.
(n) “Director” means a member of the Board or a member of the board of directors of any Parent or Subsidiary of Company.
(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(p) “Dividend Equivalent Rights” means the dividend equivalent rights that may be granted under Section 13 of the Plan.

(q) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other stock exchange with the greatest volume of trading in Common Stock on the date of determination (or, if no closing sales price was reported on that date, on the last preceding trading date such closing sales price was reported) at the end of regular hours trading, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii) If the Common Stock is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System, (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last preceding date such prices were reported), at the end of regular hours trading as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
(t) “Family Member” means, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
(u) “Full Value Award” means any Award other than an Option or a Stock Appreciation Right.
(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(w) “Misconduct” means (i) engaging in financial fraud; (ii) embezzling property of the Company and/or any Parent or Subsidiary; (iii) non-payment of an obligation owed to the Company; (iv) breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company (and/or Parent or Subsidiary); (v) engaging in any activity for, or affiliating with, any competitor of the Company and/or any Parent or Subsidiary; (vi) theft of trade secrets or unauthorized disclosure of any confidential information or trade secret of the Company and/or any Parent or Subsidiary; or (vii) engaging in conduct that is a violation of securities laws, antitrust and unfair competition laws, the Foreign Corrupt Practices Act, other laws, or which conduct puts the Company and/or any Parent or Subsidiary at substantial risk of violating such laws. The Administrator, in its sole discretion, shall determine if a Participant’s termination of Continuous Status as an Employee, Consultant or Director is for “Misconduct”.
(x) “1994 Plan” means the PMC-Sierra, Inc. 1994 Incentive Stock Plan.
(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(aa) “Option” means a stock option granted pursuant to Section 8 of the Plan.

(bb) “Optionee” means an Employee, Consultant or Director who holds an outstanding Option.
(cc) “Outside Director” shall mean a Director who is not an Employee of the Company.
(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ee) “Participant” means any person who is granted an Award under the Plan.

(ff) “Performance-Based Awards” means those performance-based awards granted pursuant to Section 14 of the Plan.
(gg) “Plan” means this 2008 Equity Plan as amended and restated on February 9, 2012.
(hh) “Predecessor Plans” means the 1994 Plan and the 2001 Plan.
(ii) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 11 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(kk) “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.
(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.
(mm) “Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 12 of the Plan.
(nn) “Stock Award” means a stock award granted pursuant to Section 10 of the Plan.
(oo) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(pp) “2001 Plan” means the PMC-Sierra, Inc. 2001 Stock Option Plan.
3. Awards. The following types of Awards may be granted under the Plan: (i) Options; (ii) Stock Appreciation Rights; (iii) Stock Awards; (iv) Restricted Stock Units; (v) Performance-Based Awards; and (vi) Dividend Equivalent Rights.
4. Stock Subject to the Plan. The stock issuable under the Plan shall be Shares that are authorized but unissued or reacquired Shares including Shares repurchased by the Company in the open market. Subject to the provisions of Section 16 of the Plan, up to 39,500,000 shares of our common stock may be issued under the Plan. Such share reserve shall be comprised of (i) up to 21,665,825 Shares available for issuance under the Predecessor Plans (excluding Shares subject to outstanding awards under such plans) as of the Effective Date, plus (ii) 8,334,175 Shares available for issuance under the Plan prior to the amendment approved by the Board on February 9, 2012, plus (iii), an additional 9,500,000 shares approved on February 9, 2012 by the Board. Any Shares issued upon the exercise of Options or Stock Appreciation Rights shall reduce the share reserve by one share for every Share so issued. Any Shares issued pursuant to Stock Awards or Restricted Stock Units for cash consideration per Share or unit less than 100% of Fair Market Value per Share on the Award date shall reduce the share reserve by 1.6 shares for every one Share subject thereto. The Plan shall serve as the successor to the Predecessor Plans, and no further awards shall be made under the Predecessor Plans on or after the Effective Date. However, awards outstanding under the Predecessor Plans on the Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those awards with respect to their acquisition of Shares thereunder. To the extent any options or restricted stock units outstanding under the Predecessor Plans on the Effective Date subsequently expire or terminate unexercised or without the issuance of Shares thereunder, the number of Shares subject to those expired or terminated awards shall be added to the share reserve under this Plan and shall accordingly be available for issuance hereunder, up to a maximum of an additional 15,000,000 Shares.
Shares subject to outstanding Awards under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Unvested Shares issued under the Plan and subsequently forfeited or repurchased by the Company, at a price per share not greater than the original issue price paid per share, shall be added back to the number of Shares reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance. To the extent that a Share that was subject to an Award that counted as 1.6 Shares against the Plan reserve is added back into the Plan upon termination or expiration of the Award or repurchase or forfeiture of the Shares, the Plan shall be credited with 1.6 Shares. Should the exercise price of an Option be paid with Shares, then the authorized reserve of Shares under the Plan shall be reduced by the gross number of Shares for which the Option is exercised. Upon the exercise of any Stock Appreciation Right, the share reserve shall be reduced by the gross number of Shares for which the Stock Appreciation Right is exercised. If Shares otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of an Award or the issuance of Shares thereunder, then the number of Shares available for issuance under the Plan shall be reduced on the basis of the gross number of shares issuable, vesting or exercised under such Award.
5. Administration of the Plan.
(a) Administrator. The Plan shall be administered by the Compensation Committee. However, the Board or the Compensation Committee may delegate its authority under the Plan to a sub-committee or to one or more senior executive officers of the Company to the extent such delegation is appropriate under Section 162(m) of the Code and Rule 16b-3 under the Exchange Act.
(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board or the Compensation Committee to such Committee, the Administrator shall have the authority, in its discretion:
(i) to select the Consultants, Directors and Employees to whom Awards may be granted hereunder;
(ii) to determine whether and to what extent Awards are granted hereunder;
(iii) to determine the number of Shares to be covered by Awards granted hereunder;
(iv) to approve forms of agreement for use under the Plan;
(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the purchase price (if any), the time or times when Awards may be exercised or vest (provided that Full Value Awards granted to Employees shall become vested over a period of not less than three (3) years (or, in the case of vesting based upon the attainment of performance goals or other performance-based objectives, over a period of not less than one (1) year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 10% of the shares of Common Stock available pursuant to Section 4 may be granted to any one or more Employees without respect to such minimum vesting provisions), any vesting acceleration or waiver of forfeiture restriction, the status of an Option as an Incentive Stock Option or Nonstatutory Stock Option, the term of the Award, the form in which the Award is to be settled, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws or to comply with other applicable foreign laws;
(viii) to modify or amend each Award (subject to Section 20(c) of the Plan);
(ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and
(x) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all persons having an interest in the Plan and in any Awards granted hereunder.
6. Eligibility. Awards may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, a Participant who has been granted an Award may be granted additional Awards.
7. Individual Limitations. The following limitations shall apply to Awards to Participants:
(i) No Participant shall be granted, in any fiscal year of the Company, Awards for more than 3,500,000 Shares in the aggregate; provided, however, that the aggregate number of Shares for which Awards may be granted in the fiscal year in which the Participant is initially hired shall be 5,000,000 Shares.
(ii) The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16(a).
8. Term of Plan. The Plan shall continue in effect until the date that is ten (10) years following the Effective Date, unless terminated earlier under Section 20 of the Plan.
9. Options.
(a) Term. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall not exceed ten (10) years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(b) Option Exercise Price and Consideration.
(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
(1) The per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
(2) In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.
(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or attainment of specified performance goals. The Plan Administrator may accelerate the exercisability of an Option at any time for any reason.
(iii) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:
(1) cash;
(2) check;
(3) other Shares which (A) meet the requirements and conditions established by the Administrator in order to avoid any unfavorable financial accounting consequences (as determined by the Administrator) and (B) have a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares as to which said Option will be exercised;

(4) delivery of a properly executed exercise notice together with such other documentation as the Administrator shall require to a brokerage firm (reasonably satisfactory to the Company for purposes of administering the exercise) to effect an exercise of the Option and deliver to the Company the sale proceeds required to pay the exercise price;
(5) any combination of the foregoing methods of payment; or
(6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
(c) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.
An Option may not be exercised for a fraction of a Share.
An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) except to the extent the exercise price is to be paid from sales proceeds under Section 9(b)(iii)(4) above, full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. The holder of an Option shall have no stockholder rights with respect to the Shares subject to the Option until such person shall have exercised the Option, paid the exercise price and become a holder of record of the purchased Shares.
(d) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to an Optionee’s incentive stock options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(d), Incentive Stock Options shall be taken into account in the order in which they were granted (except to the extent otherwise provided under applicable law or regulation), and the Fair Market Value of the Shares shall be determined as of the time of grant.

(e) Termination of Employment, Consulting or Director Relationship. The following provisions shall govern the exercise of any Options outstanding at the time of termination of the Optionee’s Continuous Status as an Employee, Consultant or Director or death:
(i) Upon termination of an Optionee’s Continuous Status as an Employee, Consultant or Director, other than upon the Optionee’s death or Disability or by reason of Misconduct, the Optionee may exercise his or her Option within the period specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for 90 days following the Optionee’s termination of Continuous Status as an Employee, Consultant or Director. In the case of an Incentive Stock Option, such period of time shall not exceed three (3) months from the date of termination. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(ii) In the event that an Optionee’s Continuous Status as an Employee, Consultant or Director terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iii) In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance or a designated beneficiary (if any), but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(iv) The Administrator shall have complete discretion, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to:
a) extend the period of time for which the Option is to remain exercisable following termination of the Optionee’s Continuous Status as an Employee, Consultant or Director from the limited exercise period otherwise in effect for that Option to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the Option term, and/or
b) include an automatic extension provision whereby the specified post-service exercise period in effect for any Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-service exercise period during which the exercise of that Option or the immediate sale of the Shares acquired under such Option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such Option beyond the expiration date of the term of that Option.
(f) Misconduct. Should the Optionee’s Continuous Status as an Employee, Consultant or Director be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding Options, then all of those Options shall terminate immediately and cease to be outstanding.

10. Stock Awards.
(a) Grant. Shares may be directly issued as Stock Awards at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Stock Awards under the Plan, it shall advise the Participant in writing, by means of an Award Agreement, of the terms, conditions and vesting schedule (if any) related to the grant, including the number of Shares subject to the Award and the price (if any) to be paid.
(b) Issue Price and Form of Consideration. The issue price per Share shall be fixed by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Award date. Shares may be issued under the Stock Award Program for any of the following items of consideration which the Administrator may deem appropriate in each individual instance:
(i) cash or check,
(ii) past services rendered to the Company (or any Parent or Subsidiary); or
(iii) any other valid consideration Applicable Laws.
(c) Vesting. Shares subject to a Stock Award may, in the discretion of the Administrator, be fully and immediately vested upon issuance as a bonus for service rendered or may vest in one or more installments over the Participant’s period of service or upon the attainment of specified performance objectives.
(d) Forfeiture. Should the Participant cease to remain in Continuous Status as an Employee, Consultant or Director while holding one or more unvested Shares issued under a Stock Award or should the performance objectives not be attained with respect to one or more such unvested Shares, then those Shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further stockholder rights with respect to those Shares. To the extent the surrendered Shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Company shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered Shares or (ii) the Fair Market Value of those Shares at the time of cancellation. The Administrator may in its discretion waive the surrender and cancellation of one or more unvested Shares which would otherwise occur upon the cessation of the Participant’s Continuous Status as an Employee, Consultant or Director or the non-attainment of the performance objectives applicable to those Shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Shares as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Continuous Status as an Employee, Consultant or Director or the attainment or non-attainment of the applicable performance objectives.
(e) Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.
(f) Rights as a Stockholder. The Participant shall have full stockholder rights with respect to any Shares issued to the Participant under a Stock Award, whether or not the Participant’s interest in those Shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such Shares, subject to any applicable vesting requirements.
11. Restricted Stock Units.
(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon specified service requirements and/or the achievement of specified performance goals, or any other basis determined by the Administrator in its discretion.
(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) determined by the Administrator, including expiration of a designated time period following vesting of the units or following termination of the Participant’s service and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(e) Termination. Outstanding Restricted Stock Units shall automatically terminate, and no Shares or cash shall actually be paid in satisfaction of those Awards, if the performance goals or service requirements established for those Awards are not attained or satisfied.
(f) Stockholder Rights. The Participant shall not have any stockholder rights with respect to any Restricted Stock Units until that Award vests and Shares are actually issued thereunder.
12. Stock Appreciation Rights.
(a) Grant. The Administrator may grant Stock Appreciation Rights from time to time separately or in tandem with any Option. After the Administrator determines that it will grant Stock Appreciation Rights under the Plan, it shall advise the Participant in an Award Agreement of the terms and conditions related to the grant.
(b) Number of Shares, Term and Base Price. The Administrator shall establish the number of Shares, the term and the base price of the Stock Appreciation Right at the time the Stock Appreciation Right is granted. The term of a Stock Appreciation Right shall not exceed ten years from the date of grant. The base price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right.

(c) Exercisability. Stock Appreciation Rights shall become exercisable in accordance with such terms and conditions as may be determined by the Administrator and specified in the Award Agreement. The Administrator may accelerate the exercisability of any or all outstanding Stock Appreciation Rights at any time for any reason. A tandem Stock Appreciation Right shall be exercisable only during the period when the Option to which it is related is also exercisable.
(d) Termination of Employment or Service. The provisions governing the exercise of Stock Appreciation Rights following the cessation of the Participant’s Continuous Status as an Employee, Consultant or Director shall be substantially the same as those set forth in Section 8 for the Options granted under the Plan.
(e) Exercise of Stock Appreciation Rights. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (ii) the aggregate base price in effect for those Shares. The distribution with respect to an exercised Stock Appreciation Right may be made in (i) Shares valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and Shares, as specified in the applicable Award Agreement.
(f) Stockholder Rights. The holder of a Stock Appreciation Right shall have no stockholder rights with respect to the Shares subject to the right unless and until such person shall have exercised the Stock

Appreciation Right and become a holder of record of the Shares issued upon the exercise of such Stock Appreciation Right.
13. Dividend Equivalent Rights.
(a) Grant. The Administrator may grant Dividend Equivalent Rights as stand-alone awards or in tandem with other Awards made under the Plan. After the Administrator determines that it will grant Dividend Equivalent Rights under the Plan, it shall advise the Participant in an Award Agreement of the terms and conditions related to the grant.
(b) Term. The term of each Dividend Equivalent Right shall be established by the Administrator at the time of grant, but no such Award shall have a term in excess of ten (10) years.
(c) Payment. Each Dividend Equivalent shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than Shares), which is made per issued and outstanding Share during the term the Dividend Equivalent Right remains outstanding. A special account on the books of the Company shall be maintained for each Participant to whom a Dividend Equivalent Right is granted, and that account shall be credited per Dividend Equivalent Right with each such dividend or distribution made per issued and outstanding Share during the term of that Dividend Equivalent Right remains outstanding. Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding Share or may be deferred for a period specified by the Administrator at the time the Dividend Equivalent Right is made or selected by the Participant in accordance with the requirements of Code Section 409A.
(d) Form of Payment. Payment may be paid in (i) cash, (ii) Shares or (iii) a combination of cash and Shares the Administrator shall determine. If payment is to be made in the form of Common Stock, the number of Shares into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per Share on the date of conversion, a prior date or an average of the Fair Market Value per Share over a designated period, as the Administrator shall determine in its sole discretion.
14. Performance-Based Awards. The Administrator may grant any Award under this Plan in a manner which is intended to constitute compensation deductible by the Company under Section 162(m). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of such length as shall be determined by the Committee in its discretion (the “Performance Period”), established by the Committee while the outcome for that Performance Period is substantially uncertain and no more than ninety (90) days after the commencement of the Performance Period to which the performance goal relates (or, if less, the number of days that is equal to 25% of the relevant Performance Period).
The performance goals shall be objective and based on one or more of the following criteria: (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings per share; (iii) growth in earnings or earnings per share; (iv) market price of the Common Stock; (v) return on equity or average stockholder equity; (vi) total stockholder return or growth in total stockholder return, either directly or in relation to a comparative group; (vii) return on capital; (viii) return on assets or net assets; (ix) invested capital, rate of return on capital or return on invested capital; (x) revenue, growth in revenue or return on sales; (xi) income or net income; (xii) operating income or net operating income; (xiii) operating profit or net operating profit; (xiv) operating margin; (xv) return on operating revenue or return on operating profit; (xvi) cash flow or cash flow per share (before or after dividends); (xvii) market share; (xviii) collections and recoveries; (xix) debt reduction; (xx) litigation and regulatory resolution goals; (xxi) expense control goals; (xxii) budget comparisons; (xxiii) development and implementation of strategic plans and/or organizational restructuring goals; (xxiv) productivity goals; (xxv) workforce management and succession planning goals; (xxvi) economic value added; (xxvii) measures of customer satisfaction; (xxviii) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; and (xxix) merger and acquisitions. The foregoing criteria may be applied with respect to the Company, any Parent or Subsidiary or any business unit, or, if applicable, any Participant, and may be measured based on any combination of, or a change in, such criteria or on an absolute or relative to a peer group basis or other market measure.
The performance criteria may include a threshold level of performance below which no payment shall be made, levels of performance at which specified payments shall be made and a maximum level of performance above which no additional payment shall be made. The Committee, in its sole discretion, shall make equitable adjustments to the performance criteria in recognition of unusual or non-recurring events affecting the Company or any Parent or Subsidiary or the financial statements of the Company or any Subsidiary or Parent, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable. The Committee shall determine whether, with respect to the Performance Period, the applicable performance goals have been met with respect to a given Participant and if so met, shall so certify and ascertain the amount of the applicable Performance-Based Award. The Performance-Based Award shall be paid to the Participant at such time as determined by the Committee following the end of the applicable Performance Period.
15. Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. However, the Administrator may structure any Award (other than an Incentive Stock Option) so that the Award may be assigned in whole or in part during the Participant’s lifetime to one or more Family Members of the Participant or to a trust established exclusively for the Participant and/or such Family Members, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The Administrator may also permit a Participant to designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Awards and those Awards shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards.
16. Adjustments Upon Changes in Capitalization, Dissolution or Change of Control.
(a) Changes in Capitalization. In the event of any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, then equitable adjustments shall be made by the Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the Share reserve under the Plan may increase by reason of the expiration or termination of unexercised Options or non-issuance of Shares under Restricted Stock Units under the Predecessor Plans, (iii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per fiscal year or Performance Period, (iv) the number and/or class of securities and the exercise, purchase or base price per share in effect under each outstanding Award, (v) the number and/or class of securities subject to cancellation under the Plan and the price (if any) payable per cancelled share, and (vi) adjust the performance criteria for any Performance-Based Awards (subject to such limitations as appropriate under Section 162(m)); provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board in such manner as it deems appropriate and such adjustments shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to any outstanding Awards.
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Award is outstanding, such Award will terminate immediately prior to the consummation of such proposed action and any unvested Shares shall be forfeited. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or Stock Appreciation Right shall terminate as of a date fixed by the Board and give each Participant the right to exercise his or her Option or Stock Appreciation Right as to all or any part of the Shares subject to such Award, including Shares as to which the Option or Stock Appreciation Right would not otherwise be exercisable and to accelerate the vesting of any Stock Award, Restricted Stock Unit or Dividend Equivalent Right.
(c) Change of Control. In the event of a Change of Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each outstanding Award shall be assumed or an equivalent award shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat Awards similarly in the transaction. With respect to the assumption or substitution of Awards granted to Outside Directors, if following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than by voluntary resignation by the Participant, then the Participant shall fully vest in and have the right to exercise the Awards as to all of the Shares subject to the Awards, including Shares as to which it would not otherwise be vested or exercisable. The Administrator may, in lieu of such assumption or substitution, provide (i) for the Participant to have the right to exercise the Option or Stock Appreciation Right as to all or a portion of the Shares subject thereto, including Shares as to which it would not otherwise be exercisable, (ii) that all Restricted Stock Units, Stock Awards and Dividend Equivalent Rights shall vest as to all or a portion of the Shares subject thereto, and (iii) subject to such limitations as appropriate under Section 162(m), that any applicable performance criteria with respect to a Performance-Based Award has been achieved. If the Administrator makes an Option or Stock Appreciation Right exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant that the Option or Stock Appreciation Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
For the purposes of this Section, an Award shall be considered assumed if, following the Change of Control, the Award confers the right to receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received under an Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
17. Prohibition on Repricing Programs. The Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in equity securities of the Company, including shares of Common Stock underlying Restricted Stock Units or (iii) otherwise directly reduce the exercise or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan.
18. Tax Withholding.
(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise or vesting thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes or payments (including the Participant’s FICA obligation) required to be withheld with respect to such Award.

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
19. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
20. Amendment and Termination of the Plan.
(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
21. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option or Stock Appreciation Right or under a Stock Award or upon vesting of a Restricted Stock Unit unless the exercise of such Option or Stock Appreciation Right and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
22. Liability of Company.
(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b) Grants Exceeding Allotted Shares. If the Shares covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan.
23. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
24. No Employment/Service Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause. Except as otherwise indicated herein or set forth in the Award Agreement, no Award shall continue to vest or become exercisable during any period of notice of termination of employment or deemed notice period.